ICN Pharmaceuticals, Inc.	ICN Plaza 3300 Hyland Avenue Costa Mesa, California 92626

May 12, 2003

Dear Stockholder:

We are writing to advise you of two developments since we sent the 2003 Proxy Statement to you in connection with the Annual Meeting of Stockholders on May 22, 2003.

First, based on further conversations with Institutional Shareholders Services, Inc., which recently analyzed our Proxy Statement, the Board of Directors has acted to amend the proposed 2003 Employee Stock Purchase Plan (the “Purchase Plan”) to clarify that there is a limit on the number of shares which may be added annually for issuance under the Purchase Plan. The revised provision of the Purchase Plan is as follows, with the clarification appearing in bold type:

4.	Shares of Common Stock Subject to the Plan.

Subject to the provisions of Section 14 relating to adjustments upon changes in securities, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate seven million (7,000,000) shares of Common Stock, plus an annual increase to be added on the first day of the fiscal year of the Company for a period of ten (10) years, commencing on the first day of the fiscal year that begins on January 1, 2005 and ending on (and including) the first day of the fiscal year that begins on January 1, 2015 (each such day, a “Calculation Date”), equal to the lesser of (i) one and one-half percent (1.5%) of the shares of Common Stock outstanding on each such Calculation Date (rounded down to the nearest whole share); or (ii) one million five hundred thousand (1,500,000) shares of Common Stock; provided, however, that in no event will such annual increase cause the total number of shares of Common Stock remaining available for issuance under the Plan to exceed ten percent (10%) of the number of outstanding shares of capital stock of the Company at the end of the prior fiscal year. Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than each of (i) and (ii). If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

Second we would like to report that Mr. Benjamin R. Lap, who had been nominated as a director candidate, has withdrawn his nomination. The only candidates presently nominated are the slate recommended by the Board of Directors, consisting of Messrs. Lawrence N. Kugelman, Robert A. Ingram, and Theodose Melas-Kyriazi.

We look forward to your participation in the Annual Meeting of Stockholders on May 22, 2003.

If you have already returned your proxy and would like to change your vote on any matter, you may revoke your proxy at any time prior to its exercise by any method described in the Proxy Statement, including by executing a later-dated proxy and submitting it to any person, provided that such person ultimately delivers such later-dated proxy to the Secretary of the Annual Meeting. If you execute a later-dated proxy, please remember to vote on all matters on which you would like to have your shares voted at the Annual Meeting. If you would like an additional proxy or have any questions, please do not hesitate to contact MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010 (telephone: 212-929-5500).

Very truly yours,

Robert O’Leary

Chairman of the Board

and Chief Executive Officer